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By-Laws

Aetna Life and Casualty Company
Hartford, Connecticut

Article I
Shareholders' Meetings

Section 1. The Annual Meeting of the Shareholders of the Company shall be held at such time and place as the Board of Directors may prescribe.

Section 2. At any meeting of the shareholders, only such business may be conducted as shall have been properly brought before the meeting and as shall have been determined to be lawful and appropriate for consideration by shareholders at the meeting. To be properly brought before a meeting, the business must be (a) specified in the notice of meeting, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or the Chairman, or (c) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before a meeting by a shareholder pursuant to clause
(c) above, the shareholder must have given written notice of such shareholder's intent to present such business, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than 90 days prior to the date such meeting is to be held; provided, however, notice by the shareholder shall be timely in any event if received not later than the close of business on the 10th day following the day on which public disclosure of the date of the meeting was made. Such shareholder's notice shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Company's books, of such shareholder,
(c) the class and number of shares of capital stock of the Company which are beneficially owned by such shareholder, and (d) any material interest of such shareholder in such business. Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this
Section 2. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the procedures prescribed herein, or that business was not lawful or appropriate for consideration by shareholders at the meeting, and if the chairman of the meeting should so determine, the chairman of the meeting shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted at that meeting.


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Section 3.  Nomination of persons for election to the Board of Directors of the Company may be made by the Board of Directors or by any shareholder of the Company entitled to vote for the election of Directors. Any shareholder entitled to vote for the election of Directors at a meeting may nominate persons for the election of Directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by United
States mail, postage prepaid, to the Secretary of the Company not later than 90 days prior to the date such meeting is to be held; provided, however, that notice by the shareholder shall be timely in any event if received not later than the close of business on the 10th day following the day on which public disclosure of the date of the meeting was made. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person,
(iii) the class and number of shares of capital stock of the Company which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected) and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on the Company's books, of such shareholder and, (ii) the class and number of shares of capital stock of the Company which are beneficially owned by such shareholder. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures herein prescribed and, if the chairman of the meeting should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

Section 4. Special meetings of the shareholders may be called by the Board, the Chairman or the President. Each such meeting shall be held on the date and at the hour specified in the call for the meeting and, unless another place within or without the State of Connecticut has been specified in any such call by the Board or the Chairman, at the home office of the Company in the City of Hartford.

Section 5. The quorum for each meeting of shareholders shall consist of a majority of the voting power of shares entitled to vote at such meeting.

Section 6. The order of and the rules for conducting business at all meetings of the shareholders shall be determined by the chairman of the meeting.


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Article II
Directors

Section 1. The Board of Directors shall consist of not less than three and not more than twenty-one Directors, and the number of directorships at any time within such minimum and maximum range shall be the number fixed by vote of the Shareholders or Directors or, in the absence thereof, shall be the number of Directors elected at the preceding Annual Meeting of Shareholders. If a vacancy in the Board of Directors is created by an increase in the number of directorships, it may be filled for the unexpired term by action of the Shareholders or by the concurring vote of Directors holding a majority of the directorships, which number of directorships shall be the number prior to the vote on the increase. All other vacancies in the Board shall be filled in the manner provided by law.

Section 2. Regular meetings of the Board shall be held at such place and on such day and hour at such periodic intervals as the Board may from time to time designate. Notice of such regular meetings need not be given, but the Secretary shall notify each Director by mail of the action of the Board designating or changing the place, period, day, or hour of such regular meetings.

Section 3. Special meetings of the Board shall be held at the call of the Chairman, the President or not less than one-third of the Directors then in office.

Section 4. A quorum shall consist of a majority of the Directors at the time in office, but not less than two Directors nor less than one-third of the number of Directors provided for by Article II, Section 1.

Section 5. The Board shall fix the compensation of each Director and of each member of a committee appointed by the Board pursuant to Article III.


Article III
Committees Of The Board

Section 1. There shall be an Executive Committee consisting of not less than three Directors, including the Chairman, who shall be designated by the affirmative vote of Directors holding a majority of the directorships, at a meeting at which a quorum is present. The Committee may advise with and aid the officers of the Company on matters concerning its interests and the management of its business, and generally perform such duties and exercise such powers as may be directed or delegated by the Board from time to time. During the intervals between meetings of the Board, the Committee shall possess and may exercise all of the authority of the Board in the management and direction of the business, property and affairs of the Company, subject to such limitations as the Board may from time to time impose.

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Section 2.  There shall be an Investment Committee consisting of no fewer than three Directors, including the Chairman, which Directors shall be designated by the affirmative vote of Directors holding a majority of the directorships, at a meeting at which a quorum is present. The Committee shall review the investment policies and programs of the Company and may direct the sale of such securities and other property of the Company, except real property owned and occupied by the Company for the conduct of its business, as it may deem best, and direct the investment of the funds of the Company (including the incurrence of indebtedness and other liabilities in connection therewith) in such amounts and in such securities or other property as the Committee shall consider for the best interest of the Company. The Committee may perform such other duties and exercise such other powers as may be directed or delegated by the Board from time to time.

Section 3. From time to time the Board, by the affirmative vote of Directors holding a majority of the directorships, at a meeting at which a quorum is present, (a) may provide for such other committees as the Board deems necessary or appropriate to carry out such of its functions and responsibilities or to advise it on such matters as may be specified in such vote; (b) may alter or amend the functions or responsibilities of any such committee theretofore established; and (c) may designate two or more Directors to constitute any such committee.

Section 4. The Board, by the affirmative vote of Directors holding a majority of the directorships, at a meeting at which a quorum is present, may designate any member of a committee as chairman of that committee, may appoint any officer of the Company (or his designate) as recorder of that committee, and may designate or provide for the designation of one or more Directors as alternate members of that committee who may replace any absent or disqualified member at any meeting of that committee upon such notice and in such manner as may be provided in the vote designating such alternate members. Each committee shall meet at the call of its chairman, the Chairman, the President, the Secretary, or any two members of the committee. The presence of a majority of the members of a committee shall be necessary to constitute a quorum. Regular minutes of the proceedings of each committee shall be kept in a book provided for that purpose, and all actions of each committee shall be reported to the Board. The members of each committee of the Board shall continue in office for such term as may be provided in the vote designating them as members (which term shall not exceed their term of office as Directors) and until their successors are duly designated, unless sooner discharged.


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Article IV
Officers

Section 1. There shall be a Chairman elected by the Board of Directors from their own number and a President and a Secretary appointed by the Board. The Board may also appoint one or more Vice Chairmen, Executive Vice Presidents and Senior Vice Presidents. The Board shall fix, or authorize any officer or officers to fix, the compensation of any such officer. In addition, the Board may appoint, and fix the compensation of, and may authorize any officer or officers to appoint, and to fix the compensation of, such additional officers as the Board or such authorized officer or officers deem necessary for the proper conduct of the business of the Company.

Section 2. The Chairman shall be the chief executive officer of the Company unless the Board vests such position in another officer. The chief executive officer shall be responsible under the direction of the Board for the general supervision, management, and control of the affairs and property of the Company. The Chairman shall serve as an ex officio member of all committees appointed by the Board except as may be otherwise provided in these By-Laws or in the vote appointing a committee. The Chairman shall preside at all meetings of the shareholders, the Board and all committees appointed by the Board of which he is a member except as may be otherwise provided in the vote appointing a committee. The Chairman, and the chief executive officer if they are not the same person, shall have such other authority and responsibility and perform such other duties as may from time to time be delegated by the Board.

Section 3. Officers appointed pursuant to Section 1 of this Article IV shall be subject to the direction of and shall have such authority and perform such duties as may be assigned from time to time by the Board of Directors or the chief executive officer.


Article V
Corporate Seal

Section 1. The corporate seal of the Company consists of the corporate name "Aetna Life and Casualty Company" in a circle, and the words
"Hartford, Conn." within the circle.

Section 2. The corporate seal shall be in the custody of the Secretary and shall be affixed by him or, with the approval of the Chairman, or President, by his delegate to documents required to be executed under the seal of the Company. Duplicate seals may be in the possession of such other officers of the Company, and affixed to such documents, as the Board of Directors, or officers acting under its authorization, may from time to time determine necessary or desirable.


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Article VI
Amendment Of By-Laws

These By-Laws may be rescinded or amended

(a) by an affirmative vote of the holders of a majority of the voting power of shares entitled to vote thereon at a meeting of the shareholders in the call for which written notice of such proposed action shall have been given, or,

(b) by vote of a majority of the number of Directors provided for by
Article II, Section 1, at any meeting of the Board upon written notice to each Director of the action proposed to be taken.